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  FORM 4                                      U.S. SECURITIES AND EXCHANGE COMMISSION                       OMB APPROVAL
-----------                                           WASHINGTON, D.C. 20549                         ------------------------------
                                                                                                     OMB Number: 3235-0287
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Expires: May 31, 1994
                                                                                                     Estimated average burden
[ ] Check box if no                                                                                  hours per response........0.5
    longer subject to                                                                                ------------------------------
    Section 16. Form 4        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    or Form 5 obligations         Section 17(a) of the Public Utility Holding Company Act of 1935
    may continue. See                 or Section 30(f) of the Investment Company Act of 1940
    Instruction 1(b)
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1. Name and Address of Reporting   2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person to Issuer
   Person                                                                                       (Check all applicable)
   Pitlor    Joel                     Precision Optics Corporation, Inc. (POCI)
--------------------------------------------------------------------------------------       [X] Director        [ ] 10% Owner
  (Last)   (First)     (Middle)    3. IRS or Social        4. Statement for Month/Year       [ ] Officer (give   [ ] Other (Specify
                                      Security Number         10/98                                       title             below)
19 Chalk Street                       of Reporting                                                        below)
-----------------------------------   Person (Voluntary)   ---------------------------
            (Street)                                       5. If Amendment, Date of
                                                              Original (Month/Year)
Cambridge    MA            02139                                                     -----------------------------------------------
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(City)      (State)        (Zip)        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security                2. Trans-   3. Trans-     4. Securities           5. Amount of       6. Ownership    7. Nature
  (Instruction 3)                     action      action        Acquired (A) or         Securities         Form:           of In-
                                      Date        Code          Disposed of (D)         Beneficially       Direct (D)      direct
                                      (Month/     (Instr. 8)    (Instr. 3, 4            Owned at           or Indirect     Bene-
                                      Day/                      and 5)                  End of Month       (I) (Instr.4)   ficial
                                      Year)    --------------------------------------   (Instr. 3 and 4)                   Ownership
                                               Code   V   Amount   (A) or (D)   Price                                      (Inst. 4)
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Common Stock                        10/1/98     P         1,200        A        $1.00                           D
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Common Stock                        10/2/98     P         1,000        A        $1.00                           D
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Common Stock                        10/5/98     P         1,000        A        $1.00                           D
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Common Stock                        10/6/98     P         2,000        A        $1.00                           D
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Common Stock                        10/7/98     P        13,000        A        $1.00      127,717              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly                   (Over)
                                                     (Print or type responses)                                      SEC 1474 (8-92)


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FORM 4 (CONT'D)           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative  2. Conver-   3. Trans-  4. Trans-    5. Number of Deriv-   6. Date Exercisable  7. Title and Amount of
   Securities              sion or      action     action       ative Securities      and Expiration       Underlying Securities
   (Instruction 3)         Exercise     Date       Code         Acquired (A) or       Date (Month/         (Instr. 3 and 4)
                           Price of     (Month/    (Instr. 8)   Disposed of (D)       Day/Year)
                           Deriv-       Day/                    Instr. 3, 4 and 5)
                           ative        Year)                                      ------------------------------------------------
                           Security                                                Date      Expira-   Title    Amount or
                                                ---------------------------------- Exer-     tion               Number of
                                                 Code    V        (A)     (D)      cisable   Date               Shares
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8. Price of Derivative     9. Number of Derivative      10. Ownership Form of         10. Nature of Indirect
   Security (Instr. 5)        Securities Beneficially       Derivative Security:          Beneficial Ownsership
                              Owned at End of Month         Direct (D) or                 (Instr. 4)
                              (Instr. 4)                    Indirect (I) (Instr. 4)
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Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.                                                    /s/ Joel Pitlor                            11/03/98
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            -----------------------------------------  -------------
                                                                           ** Signature of Reporting Person           Date
                                                                           Joel Pitlor
Joel Pitlor
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
                                                                                                                             Page 2
                                                                                                                    SEC 1474 (8-92)

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